Exhibit 21

                                  Subsidiaries

     The Registrant operates one subsidiary, Webster Bank. Webster Bank has four wholly owned subsidiaries, Webster Investment Services, Inc., FCB Properties, Inc., Bristol Financial Services, Inc. ("BFSI"), and Omni Financial Services, Inc. In addition, BFSI has one wholly owned subsidiary, Pequabuck Capital Corporation.












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